Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys VP and CFO ScanSource, Inc. (864) 286-4358

SCANSOURCE REPORTS FIRST QUARTER RESULTS

GREENVILLE, SC—October 22, 2009—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and electronic security products for the reseller market, today announced complete financial results for its first quarter ended September 30, 2009.

Quarter ended September 30, 2009:

Net sales	$488 million
Net income	$10.9 million
Diluted EPS	$0.41 per share

“We are pleased that our sales results exceeded our expectations,” said Mike Baur, CEO, ScanSource, Inc. “We believe that our business units gained market share across all geographies.”

For the quarter ended September 30, 2009, net sales decreased 9.5% to $488 million compared to $540 million for the quarter ended September 30, 2008. Quarterly operating income also decreased 14.3% to $17.7 million from $20.6 million for the comparable prior year quarter. Net income decreased 12.0% to $10.9 million for the quarter ended September 30, 2009 versus $12.4 million for the quarter ended September 30, 2008. The effective tax rate for the quarter was 37.4%, compared to 38.2% for the prior year quarter. Diluted earnings per share decreased 12.8% to $0.41 compared to $0.47 in the prior year quarter.

ScanSource Reports First Quarter Results

Forecast for Next Quarter

The Company announced its revenue forecast for the second quarter of fiscal 2010. ScanSource expects net revenues for the December 2009 quarter could range from $475 million to $495 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2009 filed with the Securities and Exchange Commission.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #854 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports First Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	September 30, 2009	June 30, 2009*
Assets
Current assets:
Cash and cash equivalents	$87,825	$127,664
Trade & notes receivable	316,509	291,037
Other receivables	6,461	7,676
Inventories	269,695	216,829
Prepaid expenses and other assets	5,655	10,356
Deferred income taxes	8,758	8,735

Total current assets	694,903	662,297

Property and equipment, net	20,191	21,035
Goodwill	33,737	34,087
Other assets, including identifiable intangible assets	32,356	31,212

Total assets	$781,187	$748,631

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Trade accounts payable	250,442	228,408
Accrued expenses and other liabilities	25,048	30,443
Income taxes payable	5,186	3,799

Total current liabilities	280,676	262,650

Deferred income taxes	—	—
Long-term debt	30,429	30,429
Borrowings under revolving credit facility	—	—
Other long-term liabilities	11,516	10,106

Total liabilities	322,621	303,185

Shareholder’s equity:
Common stock	105,893	104,461
Retained earnings	348,756	337,822
Accumulated other comprehensive income	3,917	3,163

Total shareholders’ equity	458,566	445,446

Total liabilities and shareholders’ equity	$781,187	$748,631

*	Derived from audited financial statements at June 30, 2009.

ScanSource Reports First Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended September 30,
	2009	2008
Net sales	$488,423	$539,825
Cost of goods sold	437,005	484,323

Gross profit	51,418	55,502

Operating expenses:
Selling, general and administrative expenses	33,731	34,874

Operating income	17,687	20,628

Other expense (income):
Interest expense	366	579
Interest income	(263)	(351)
Other, net	116	277

Other expense (income)	219	505

Income before income taxes	17,468	20,123
Provision for income taxes	6,533	7,693

Net income	$10,935	$12,430

Per share data:
Net income per common share, basic	$0.41	$0.47

Weighted-average shares outstanding, basic	26,567	26,364

Net income per common share, diluted	$0.41	$0.47

Weighted-average shares outstanding, diluted	26,821	26,611

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